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                                 EXHIBIT 99.1
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                                                CONTACT:
                                                Vic Svec
                                                (314) 342-7768

FOR IMMEDIATE RELEASE
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June 4, 2001


PEABODY ENERGY (NYSE: BTU) ANNOUNCES EXPECTED
PRE-TAX GAIN OF $15 MILLION FROM SUCCESSFUL LITIGATION
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ST. LOUIS, June 4 -- Peabody Energy announced today that it expects to record a pre-tax gain of approximately $15 million for the quarter ending June 30, related to an expected refund resulting from favorable litigation.

Earlier today, the U.S. Supreme Court declined to hear an appeal of a lower-court ruling, which will allow coal companies to collect refunds of excise taxes previously paid on exported coal. The after-tax gain is expected to total approximately $11 million, or $0.25 per share. The cash benefit from the refund is expected later in the fiscal year.

Peabody Energy (NYSE: BTU) is the world's largest private-sector coal company. Its coal fuels more than 9 percent of all U.S. electricity generation and 2.5 percent of worldwide electricity generation.

Certain statements in this release are forward looking as defined in the Private Securities Litigation Reform Act of 1995. These statements involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this release. These risks include, but are not limited to, changes in coal and power markets, economic conditions and weather; railroad performance; the ability to successfully implement operating strategies; regulatory and court decisions; future legislation and other risks detailed from time to time in the company's reports filed with the Securities and Exchange Commission. These factors are difficult to accurately predict and may be beyond the control of the company.